Exhibit 10.2

BLUE COAT SYSTEMS, INC.

2007 NEW EMPLOYEE STOCK INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

You have been granted the following option to purchase Common Stock of Blue Coat Systems, Inc. (the “Company”):

Name of Optionee:	«Name»

Total Number of Shares Granted:	«TotalShares»

Type of Option:	Nonstatutory Stock Option

Exercise Price Per Share:	$«PricePerShare»

Date of Grant:	«DateGrant»

Vesting Commencement Date:	«VestDay»

Vesting Schedule:	This option becomes exercisable with respect to the first % of the Shares subject to this option when you complete 12 months of continuous Service from the Vesting Commencement Date and with respect to an additional % of the Shares subject to this option when you complete each of continuous Service thereafter.

Expiration Date:	«ExpDate»

You and the Company agree that this option is granted under and governed by the terms and conditions of the Stock Option Agreement, which is attached to and made a part of this document, and the Company’s 2007 New Employee Stock Incentive Plan.

You further agree that the Company may deliver by email all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you by email.

OPTIONEE:	BLUE COAT SYSTEMS, INC.

By:
Title:
Print Name

BLUE COAT SYSTEMS, INC.

2007 NEW EMPLOYEE STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

Grant of Option	You have been granted an option as of the Grant Date to purchase up to the number of Shares of Company Common Stock specified in the Notice of Stock Option Grant.

Tax Treatment	This option is intended to be a nonstatutory option, as provided in the Notice of Stock Option Grant.

Vesting	This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. No additional shares become exercisable after your service as an employee, consultant or outside director of the Company or a parent or subsidiary of the Company (“Service”) has terminated for any reason.

Term	This option expires in any event on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your Service terminates, as described below.)

Regular Termination	If your Service terminates for any reason except death, Permanent Disability or Misconduct, then this option will expire on the date 3 months after your termination date. The Company determines when your Service terminates for this purpose.

Permanent Disability

If your Service terminates because of your Permanent Disability, then this option will expire on the date 12 months after your termination date. The Company determines when your Service terminates for this purpose.

Permanent Disability means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 12 months.

Death	If you die while in Service, the option will expire on the date 12 months after the date of death.

Misconduct	If your Service terminates for Misconduct, then this option will terminate immediately and cease to be outstanding. “Misconduct” includes fraud, embezzlement, dishonesty or any unauthorized use or disclosure of confidential information or trade secrets of the Company or any parent or subsidiary or any other intentional misconduct adversely affecting the business or affairs of the Company or a parent or subsidiary of the Company. The foregoing definition is not deemed to be inclusive of all the acts or omissions that the Company or any parent or subsidiary corporation may consider as grounds for your dismissal or discharge or the discharge of any other individual in the Service of the Company or any parent or subsidiary corporation.

Change in Control

In the event of a Change in Control, then the vesting of this option will not automatically accelerate unless this option is, in connection with the Change in Control, not to be assumed by the successor corporation (or its parent) or to be replaced with a comparable option for shares of the capital stock of the successor corporation (or its parent). The determination of option comparability will be made by the Company’s Board of Directors, and its determination will be final, binding and conclusive.

Change in Control is defined in the Company’s 2007 New Employee Stock Incentive Plan.

Involuntary Termination	If the option is assumed by the successor corporation (or its parent) and you experience an Involuntary Termination within eighteen months following a Change in Control, the vesting of this option will automatically accelerate so that this option will, immediately before the effective date of the Involuntary Termination, become fully exercisable for all of the shares of Common Stock at the time subject to this option and may be exercised for any or all of those shares as fully-vested shares of Common Stock.

An Involuntary Termination means the termination of your Service by reason of: (a) your involuntary dismissal or discharge by the Company for reasons other than Misconduct or (b) your voluntary resignation following (1) a change in your position with the Company which materially reduces your level of responsibility, (2) a reduction in your level of compensation (including base salary, fringe benefits and participation in bonus or incentive programs) or (3) a relocation of your place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without your consent.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered (in your name only or in your and your spouse’s names as community property or as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your notice of exercise, you must include payment of the option exercise price for the shares you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:

• Cash or check made payable to the Company.

•     Directions to the Company to withhold shares of Common Stock that otherwise would have been issued to you as a result of the option exercise. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. This form of payment requires the Company’s consent.

•     Irrevocable directions to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a special “Notice of Exercise” form provided by the Company.

Withholding Taxes and Stock Withholding	You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. These arrangements may include withholding shares of Common Stock that otherwise would be issued to you when you exercise this option. The value of these shares, determined as of the effective date of the option exercise, will be applied to the withholding taxes.

Restrictions on Resale	You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option

Before your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or a beneficiary designation.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

Employment or Retention Rights	Your option or this Agreement do not give you the right to be retained by the Company or a parent or subsidiary of the Company in any capacity. The Company and its parents or subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Company’s 2007 New Employee Stock Incentive Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Common Stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Company’s 2007 New Employee Stock Incentive Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements	The text of the Company’s 2007 New Employee Stock Incentive Plan is incorporated in this Agreement by reference. A copy of the Plan is available on the Company’s intranet or by request to the Company’s Finance Department.

This Agreement and the Company’s 2007 New Employee Stock Incentive Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement between the parties.

YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE

COMPANY’S 2007 NEW EMPLOYEE STOCK INCENTIVE PLAN.